UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

SUGAR CREEK FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55170	38-3920636
(State or Other Jurisdiction) of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

28 West Broadway, Trenton, Illinois	62293
(Address of Principal Executive Offices)	(Zip Code)

(618) 224-9228

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 24, 2014, Sugar Creek Financial Corp. (the “Company”) and Tempo Bank (the “Bank”) entered into new employment agreements with Robert J. Stroh, Jr., Chief Executive Officer and Chief Financial Officer of the Company and the Bank, and Francis J. Eversman, President and Chief Operating Officer of the Company and the Bank. The new employment agreements are substantially similar to the employment agreements previously entered into by Messrs. Stroh and Eversman. The new agreements include, among other changes, certain updates to reflect the recent stock offering and updated salaries.

The employment agreements for Messrs. Stroh and Eversman contain the same general terms, except for the employment positions and base salaries. The employment agreements provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The terms of the employment agreements with the Company and the Bank currently expire on June 24, 2017. Under the employment agreements, the current annual base salary for Mr. Stroh is $139,392, and the annual base salary for Mr. Eversman is $116,820. The Company and the Bank will review the level of each executive’s base salary at least annually to determine whether any adjustment is appropriate. The Company and the Bank may also pay Messrs. Stroh and Eversman discretionary bonuses. Messrs. Stroh and Eversman also participate in all standard benefit plans and programs the Company and the Bank sponsor for employees. The payments and benefits paid or provided by the Bank to Messrs. Stroh and Eversman will be subtracted from any amount or benefit due simultaneously under similar provisions of their respective employment agreement with the Company.

Under the employment agreements, if the Company or the Bank terminates Messrs. Stroh’s or Eversman’s employment for “cause,” as that term is defined in the agreements, they will not receive compensation or benefits for any period of time after the termination date. If the Company or the Bank terminates Messrs. Stroh’s or Eversman’s employment without cause or if they terminate employment for “good reason,” as defined in the agreements, the Company or the Bank will pay them a lump sum equivalent of the base salary that would have been paid to them for the remaining term of the employment agreements. In addition, the Company or the Bank will continue life, medical and dental insurance coverage for the executive on substantially the same terms and conditions they were provided to the executive prior to his termination of employment. The insurance coverage will continue for the remaining term of the employment agreement. The Company or the Bank may pay the executive a lump sum amount reasonably estimated to equal the value of the insurance benefits if it is unable for some reason to continue providing coverage to the executive.

If Messrs. Stroh’s or Eversman’s employment is terminated during the term of the employment agreements following a change in control or if they voluntarily terminate employment during the term of the agreements for “good reason” following a change in control, they will receive a lump sum severance benefit equal to three times their average taxable compensation for the five most recent calendar years ending with the year immediately preceding the date of the change in control. In addition, the Company or the Bank will continue life, medical and dental insurance coverage for the executive on substantially the same terms and conditions they were provided to the executive prior to his termination of employment. The insurance coverage will continue for the remaining term of the employment agreements. The Company or the Bank may pay the executive a lump sum amount reasonably estimated to equal the value of the insurance benefits if it is unable for some reason to continue providing coverage to the executive.

If Mr. Eversman experiences a “disability,” as defined in the employment agreements, the Company and the Bank will pay him an amount equal to 100% of his base salary in effect at the time of his disability. The Company and the Bank will make the payments to Mr. Eversman on a monthly basis commencing on the first day of the month following the date of his disability and will continue until the earlier of his death, his attainment of age 65 or the end of the term of the employment agreement. To the extent possible, the Company or the Bank will also continue to provide him and his dependents with coverage under their benefit plans.

The employment agreements also contain certain covenants on the part of Mr. Stroh and Mr. Eversman not to compete or interfere with relationships following their termination of the employment under certain circumstances.

In addition, the Company and the Bank will reimburse the executives for costs incurred in connection with the successful enforcement of the Company’s and the Bank’s obligations under the employment agreements.

The foregoing summary of the employment agreements is not complete and is qualified in its entirety by reference to the complete text of such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K and which are incorporated herein by reference in their entirety.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits:

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between Sugar Creek Financial Corp. and Robert J. Stroh, Jr., dated June 24, 2014

Exhibit 10.2	Employment Agreement between Tempo Bank and Robert J. Stroh, Jr., dated June 24, 2014

Exhibit 10.3	Employment Agreement between Sugar Creek Financial Corp. and Francis J. Eversman, dated June 24, 2014

Exhibit 10.4	Employment Agreement between Tempo Bank and Francis J. Eversman, dated June 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUGAR CREEK FINANCIAL CORP.

Date: June 30, 2014	By:	/s/ Robert J. Stroh, Jr.
Robert J. Stroh, Jr.
Chairman, Chief Executive Officer and Chief Financial Officer